EXHIBIT 99.1

News Merrill Lynch & Co., Inc. World Headquarters 4 World Financial Center New York, New York 10080

Release date: April 28, 2008

For information contact:
Media Relations:
Jessica Oppenehim (212) 449-2107
jessica_oppenheim@ml.com

Investor Relations:
Sara Furber (866) 607-1234
Investor_Relations@ml.com
THOMAS K. MONTAG APPOINTED HEAD OF GLOBAL
SALES & TRADING
     NEW YORK, April 28, 2008 — Merrill Lynch & Co., Inc. (NYSE: MER) today announced that Thomas K. Montag, 51, has been appointed head of global sales and trading. Mr. Montag will report directly to John A. Thain, Chairman and CEO of Merrill Lynch.
     “I am very pleased that Tom Montag, a proven leader with extensive industry knowledge and experience, is joining the senior management team of Merrill Lynch in this very important role,” said John Thain. “Tom is one of the most highly skilled and knowledgeable people in the securities industry. With over 20 years of experience in the United States and internationally Tom will help drive the firm’s strategy in key markets around the world.”
     In his role, Mr. Montag will be responsible for all the firm’s global sales and trading activities across debt and equities.

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     Most recently, Mr. Montag was with Goldman Sachs Group, Inc. for over 22 years where he was co-head of the global securities business and a member of the company’s management committee when he left the company in December, 2007. Prior to being co-head of the global securities business he was co-president of Goldman Sachs’ Japanese operations since 2001 and before that ran the firm’s global derivatives business.
     Merrill Lynch is one of the world’s leading wealth management, capital markets and advisory companies, with offices in 40 countries and territories and total client assets of approximately $1.6 trillion. As an investment bank, it is a leading global trader and underwriter of securities and derivatives across a broad range of asset classes and serves as a strategic advisor to corporations, governments, institutions and individuals worldwide. Merrill Lynch owns approximately half of BlackRock, one of the world’s largest publicly traded investment management companies, with more than $1 trillion in assets under management. For more information on Merrill Lynch, please visit www.ml.com.
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